UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 1, 2015
Aflac Incorporated
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(Exact name of registrant as specified in its charter)

Georgia	001-07434	58-1167100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1932 Wynnton Road, Columbus, Georgia		31999
(Address of principal executive offices)		(Zip Code)
706.323.3431
_________________________________________________________________________________________________________________________________________________________
(Registrant’s telephone number, including area code)

_________________________________________________________________________________________________________________________________________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015, American Family Life Assurance Company of Columbus (“Aflac”), a subsidiary of Aflac Incorporated (“Company”), entered into an employment agreement (the “Amended Agreement”) with Eric M. Kirsch, its Executive Vice President, Global Chief Investment Officer. The Agreement amends and restates Aflac’s prior employment agreement with Mr. Kirsch dated August 21, 2015. A brief summary of the material changes to the prior employment agreement is set out below.

The Amended Agreement has an initial three-year term effective January 1, 2016, and it will automatically renew for one year periods beginning January 1, 2017, unless either party notifies the other before such a renewal date that the Amended Agreement will not renew. The prior agreement was effective for one-year renewal periods effective January 1 absent prior notice. Notwithstanding the foregoing, in the event of a “change in control” (as defined in the Amended Agreement), the term will be extended for an additional period of three (3) years.

Consistent with the benefits provided to other senior Company executives generally, the Amended Agreement also provides a new benefit in the event of Mr. Kirsch's disability or death. If Mr. Kirsch becomes totally disabled, he will continue to receive his existing compensation and benefits for one and one half years; if he has not returned to employment at that time, the Amended Agreement will terminate. The prior agreement provided that Mr. Kirsch could be terminated after 12 weeks if he became totally disabled. Mr. Kirsch in also entitled to a new benefit in the event of his death, namely vesting of his outstanding equity awards and his estate will receive an amount equal to 36 months' base salary and annual performance bonus, payable in 36 monthly installments.

The Amended Agreement revises the definition of "cause" for termination of Mr. Kirsch’s employment by Aflac to be consistent with the standard applicable to other senior Company executives generally. As determined in the discretion of Aflac's Chief Executive Officer, Mr. Kirsch's employment under the Amended Agreement may be terminated for cause in the event of his: (i) willful and deliberate failure to substantially perform his duties under the Amended Agreement; (ii) willful and deliberate conduct resulting in substantial injury or damage to Aflac; or (iii) the conviction or plea of guilty to a felony. The Amended Agreement also revises the severance benefit payable to Mr. Kirsch upon his termination without "good reason" (as defined in the Amended Agreement). Consistent with the severance benefit payable generally to other senior Company executives upon such termination, and subject to Mr. Kirsch’s execution of a release of claims, in addition to the accrued benefits to which he was already entitled under his prior agreement (for example, base salary through his termination date), the Amended Agreement provides for (i) the payment of his annual performance bonus at the level of Aflac's actual performance, prorated through the date of his termination, and (ii) subject to their terms, the continued right to exercise his vested equity awards.

The Amended Agreement also provides a new severance benefit to Mr. Kirsch in the event that, within three years following a change in control, Aflac terminates his employment without cause or Mr. Kirsch terminates his employment for good reason. Consistent with the severance benefit provided generally to other senior Company executives in such circumstances, in the event of such a termination and subject to his execution of a release of claims, the Amended Agreement provides that Mr. Kirsch will receive: (i) a lump-sum payment equal to three (3) times the sum of (x) his base salary plus (y) the higher of the annual performance bonus in the year preceding the year in which the change in control occurs or the year in which the change in control occurs, provided that if such termination occurs more than 24 months following the change in control, he will be entitled to receive the non-change in control salary continuation and prorated target performance bonus severance benefits; (ii) a lump-sum amount equal to his annual performance bonus at the maximum level of performance, prorated based on the number of days he is employed during the year of termination; (iii) 36 months' benefit continuation; and (iv) accelerated vesting of then-outstanding equity awards with performance-based awards vesting at the maximum level of performance. No severance payable following a change in control is subject to a gross-up for golden parachute excise taxes, and if the amounts payable to Mr. Kirsch otherwise would be subject to those taxes, the payment amount will be reduced to the maximum amount that will not trigger those taxes.

The foregoing description of the change to Mr. Kirsch's prior agreement (as reflected in the Amended Agreement) is a summary of those changes only and is qualified in its entirety by the full text of the Amended Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 - Employment Agreement dated as of December 1, 2015 by and between Aflac and Eric M. Kirsch

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aflac Incorporated

December 4, 2015	/s/ June Howard
(June Howard)
Senior Vice President, Financial Services
Chief Accounting Officer

EXHIBIT INDEX:

10.1 - Employment Agreement dated as of December 1, 2015 by and between Aflac and Eric M. Kirsch